                                       IJ


                                                                    July 9, 1996


Dear Stockholder:

    This year's annual meeting of stockholders will be held on Friday, August 9, 1996 at 10:00 a.m. local time, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California. You are cordially invited to attend.

    The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

    After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU DATE, SIGN, AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON. Regardless of the number of shares you own, your careful consideration of and vote on the matters before our stockholders is important.

    A copy of the Company's Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review Network General's activities over the past year and our plans for the future.

    The Board of Directors and management look forward to seeing you at the annual meeting.

                                          Very truly yours,

                                                          [SIG]
                                          LESLIE G. DENEND
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                          NETWORK GENERAL CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 9, 1996

TO THE STOCKHOLDERS:

    Please take notice that the annual meeting of the stockholders of Network General Corporation, a Delaware corporation (the "Company"), will be held on August 9, 1996, at 10:00 a.m., local time, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, for the following purposes:

       1. To elect two Class III directors to hold office for three-year terms and until their respective successors are elected and qualified.

       2. To amend the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized to be issued to one hundred million (100,000,000) from fifty million (50,000,000).

       3. To amend the Company's 1989 Stock Option Plan to increase the maximum aggregate number of shares of the Company's Common Stock thereunder from 14,000,000 to 16,000,000.

       4. To amend the Company's 1989 Employee Stock Purchase Plan to increase the maximum aggregate number of shares of Company's Common Stock thereunder from 1,400,000 to 1,500,000.

       5. To amend the Company's 1989 Outside Directors Stock Option Plan to increase the maximum aggregate number of shares of the Company's
    Common Stock issuable thereunder from 920,000 to 1,020,000.

       6. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending March 31,
    1997.

       7. To transact such other business as may properly come before the meeting.

    UNLESS OTHERWISE INDICATED, ALL SHARE AND PER SHARE INFORMATION HAS BEEN ADJUSTED TO REFLECT A TWO-FOR-ONE STOCK SPLIT IN THE FORM OF A 100% STOCK DIVIDEND EFFECTIVE MAY 28, 1996.

    Stockholders of record at the close of business on June 17, 1996 are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the concierge desk at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California.

                                          By Order of the Board of Directors

                                                          [SIG]
                                          Jill E. Fishbein
                                          SECRETARY

Menlo Park, California
July 9, 1996


 IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POST-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
SOLICITATION AND VOTING OF PROXIES.........................................................................          1

INFORMATION ABOUT NETWORK GENERAL..........................................................................          1
  Stock Ownership of Certain Beneficial Owners and Management                                                        1
  Management...............................................................................................          4

EXECUTIVE COMPENSATION AND OTHER MATTERS...................................................................          6
  Stock Options Granted During the Fiscal Year Ended March 31, 1996........................................          7
  Option Exercises and Year-End Values for the Fiscal Year Ended March 31, 1996............................          8
  Compensation of Directors................................................................................          8
  Employment, Severance and Change in Control Arrangements.................................................          9
  Certain Transactions.....................................................................................          9
  Changes to Benefit Plans.................................................................................          9

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.............................................         11

COMPARISON OF STOCKHOLDER RETURN...........................................................................         14

ELECTION OF DIRECTORS......................................................................................         15

AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED
 SHARES OF COMMON STOCK....................................................................................         15
  Vote Required and Board of Directors' Recommendation.....................................................         16

APPROVAL OF AMENDMENT TO THE NETWORK GENERAL CORPORATION 1989 STOCK OPTION PLAN............................         16
  Introduction.............................................................................................         16
  Summary of the Provisions of the Option Plan.............................................................         17
  Summary of Federal Income Tax Consequences of the Option Plan............................................         19
  Vote Required and Board of Directors' Recommendation.....................................................         20

APPROVAL OF AMENDMENT TO THE NETWORK GENERAL CORPORATION 1989 EMPLOYEE STOCK PURCHASE PLAN.................         20
  Summary of Provisions of the Purchase Plan, as Amended...................................................         20
  Summary of Federal Income Tax Consequences of the Purchase Plan..........................................         22
  Vote Required and Board of Directors' Recommendation.....................................................         22

APPROVAL OF AMENDMENT TO THE NETWORK GENERAL INFORMATION 1989 OUTSIDE DIRECTORS STOCK OPTION PLAN..........         23
  Introduction.............................................................................................         23
  Summary of the Provisions of the Directors Plan, as Amended..............................................         23
  Summary of Federal Income Tax Consequences of the Directors Plan.........................................         24
  Vote Required and Board of Directors' Recommendation.....................................................         24

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS..............................................         25

STOCKHOLDER PROPOSALS TO BE PRESENTED......................................................................         25

TRANSACTION OF OTHER BUSINESS..............................................................................         25

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                          NETWORK GENERAL CORPORATION
                              4200 BOHANNON DRIVE
                          MENLO PARK, CALIFORNIA 94025


    The accompanying proxy is solicited by the Board of Directors of Network General Corporation, a Delaware corporation ("Network General" or the "Company"), for use at its annual meeting of stockholders to be held on August 9, 1996, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is July 9, 1996, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders. UNLESS OTHERWISE INDICATED, ALL SHARE AND PER SHARE INFORMATION HAS BEEN ADJUSTED TO REFLECT A TWO-FOR-ONE STOCK SPLIT IN THE FORM OF A 100% STOCK DIVIDEND EFFECTIVE MAY 28, 1996.


                       SOLICITATION AND VOTING OF PROXIES

    This solicitation of proxies is made on behalf of the Board of Directors of the Company and the cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee not to exceed $6,500, plus customary out-of-pocket expenses. In addition, the Company will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.


    On June 17, 1996, the Company had outstanding 46,521,961 shares of its Common Stock, par value $0.01 per share, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.


    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                       INFORMATION ABOUT NETWORK GENERAL

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of April 30, 1996 (except as noted in the footnotes to the table), certain information with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the Chief

Executive Officer, the four other most highly compensated executive officers of the Company as of March 31, 1996 and one former officer of the Company and (iv) all executive officers and directors of the Company as of April 30, 1996, as a group.


                                                                                                        PERCENT OF
                                                                                                          NETWORK
                                                                                                          GENERAL
                                                                                           AMOUNT         COMMON
                                                                                         AND NATURE        STOCK
NAME OF BENEFICIAL OWNER (1)                                                              OF SHARES     OUTSTANDING
- - ---------------------------------------------------------------------------------------  -----------  ---------------
Twentieth Century Companies, Inc. (2) .................................................    3,200,000          6.96%
 4500 Main Street
 P.O. Box 418210
 Kansas City, MO 64141-9210
Pilgrim Baxter Grieg & Associates .....................................................    3,175,600          6.90%
 1255 DrummerLane, Suite 200
 Wayne, PA 19087
AIM Management Group Inc. (3) .........................................................    2,657,000          5.77%
 11 Greenway Plaza, Suite 1919
 Houston, Texas 77046
RCM Capital Management (4) ............................................................    2,577,000          5.60%
 Four Embarcadero Center
 Suite 3000
 San Francisco, CA 94111
FMR Corp. (5) .........................................................................    2,373,480          5.16%
 82 Devonshire Street
 Boston, MA 02109
Harry J. Saal..........................................................................    2,070,400          4.50%
Leslie G. Denend (6)...................................................................      262,444         *
Laurence R. Hootnick (7)...............................................................       82,000         *
Gregory M. Gallo (8)...................................................................       62,000         *
Howard Frank (9).......................................................................       60,000         *
Michael H. Kremer (10).................................................................       53,970         *
James T. Richardson (11)...............................................................       38,122         *
Charles J. Abbe (12)...................................................................       22,666         *
Jill E. Fishbein (13)..................................................................       18,668         *
Karen J. Willem (14)...................................................................       15,790         *
Richard H. Lewis (15)..................................................................       13,336         *
Janet L. Hyland (16)...................................................................       10,000         *
Douglas C. Chance......................................................................        2,000         *
All executive officers and directors as a group (14 persons) (17)......................    2,749,312          5.98%


- - ------------------------
 * Less than 1%

 (1) The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the business address of each of the beneficial owners listed is 4200 Bohannon Drive, Menlo Park, California 94025.

 (2) Based on a Schedule 13G filed by Twentieth Century Companies, Inc. with the Securities and Exchange Commission (the "SEC") on February 13, 1996.

 (3) Based on a Schedule 13G filed by AIM Management Group Inc. with the SEC on February 12, 1996.

 (4) Based on  a Schedule 13G  filed by  RCM Capital Management  on February  6,
    1996.

 (5) Based on a Schedule 13G filed by FMR Corp. ("FMR") with the SEC on February 14, 1996, FMR Corp. beneficially owns 2,373,480 shares of the common stock of Network General Corporation. This number includes 1,667,400 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment advisor to various investment companies and funds, and 706,080 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts and other funds. FMR Corp. has sole voting power with respect to 336,280 shares and sole dispositive power with respect to 2,373,480 shares.

 (6) Includes 259,166 shares subject to options exercisable within 60 days of April 30, 1996.

 (7) Includes 2,000 shares held by the Laurence R. Hootnick Trust, for which Mr. Hootnick and his wife are trustees, and 80,000 shares subject to options exercisable within 60 days of April 30, 1996.

 (8) Includes 2,000 shares held by the Gallo Family Trust, for which Mr. Gallo and his wife are trustees, and 60,000 shares subject to options exercisable within 60 days of April 30, 1996.

 (9) Includes 60,000 shares subject to options exercisable within 60 days of April 30, 1996.

(10) Includes 50,622 shares subject to options exercisable within 60 days of April 30, 1996.

(11) Includes 38,122 shares subject to options exercisable within 60 days of April 30, 1996.

(12) Includes 21,666 shares subject to options exercisable within 60 days of April 30, 1996.

(13) Includes 18,124 shares subject to options exercisable within 60 days of April 30, 1996.

(14) Includes 15,790 shares subject to options exercisable within 60 days of April 30, 1996.

(15) Includes 11,124 shares subject to options exercisable within 60 days of April 30, 1996.


(16) Includes 10,000 shares subject to options exercisable within 60 days of April 30, 1996.



(17) Includes 662,530 shares subject to options exercisable within 60 days of April 30, 1996.

MANAGEMENT

    DIRECTORS. This section sets forth for the current directors, including the Class III nominees to be elected at this meeting, information concerning their age and background.


                                                                   POSITION
                                                                   DIRECTOR
                   NAME                                        WITH THE COMPANY                          AGE        SINCE
- - ------------------------------------------  -------------------------------------------------------      ---      ---------
CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS:
Harry J. Saal                                         Chairman of the Board and Director                     52        1986
Charles J. Abbe                                                    Director                                  55        1994
Howard Frank                                                       Director                                  55        1991

CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS:
Douglas C. Chance                                                  Director                                  54        1995
Gregory M. Gallo                                                   Director                                  54        1989
Janet L. Hyland                                                    Director                                  40        1995

CLASS III NOMINEES TO BE ELECTED AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS:
Leslie G. Denend                                President, Chief Executive Officer and Director              55        1993
Laurence R. Hootnick                                               Director                                  54        1989


    Dr. Saal, a founder of the Company, has served as Chairman of the Board of Directors since its inception. Dr. Saal served as President of Smart Valley, Inc., a trade association involved with establishing the information superhighway, from September 1993 until December 1995. He served as President and Chief Executive Officer of the Company from its inception in May 1986 until June 1993. He was also the Company's Chief Financial Officer from May 1986 until November 1987. Dr. Saal is also a director of Personal Computer Products, Inc., Borland International, Inc. and Global Net Systems, Ltd., and serves as a director of several privately-held companies and non-profit associations.

    Mr. Abbe became a director of Network General in April 1994. Since April 1996, Mr. Abbe has served as a Vice President and General Manager of Optical Coating Laboratory, Inc., an optical thin film manufacturing company. He served as Senior Vice President, Corporate Development of Raychem Corporation, an electronics components company, from May 1995 until December 1995 and previously served in various other management capacities for Raychem from September 1989 through August 1993.

    Dr. Frank became a director of the Company in September 1991. Since January 1985, Dr. Frank has served as President of Howard Frank Associates, a consulting company. Since May 1990, Dr. Frank has served as a Senior Fellow at the Wharton School of Business. From September 1987 until April 1990, Dr. Frank also served as Chairman of the Board of Directors of Network Management, Inc.

    Mr. Chance became a director of the Company in August 1995. He has served as the Chief Executive Officer of Wyse Technology, a video display manufacturer, since October 1994. From November 1993 through October 1994 Mr. Chance was a self-employed consultant and from October 1990 through November 1993 he was Chief Executive Officer of Octel Communications Corporation, a developer of voicemail systems. Mr. Chance is also a director of Optical Coating Laboratories.

    Mr. Gallo became a director of the Company in April 1989. He is a member of Gray Cary Ware & Freidenrich, A Professional Corporation, the Company's outside legal counsel, where he has been employed since 1973. He is also a director of General Magic, Inc.

    Ms. Hyland became a director in June 1995. Since January 1995, she has served as the President and sole proprietor of eMagine, a marketing consulting firm. Ms. Hyland served as the Director of Network Strategy Research of Forrester Research, Inc., a technology research firm, from November 1990 to December 1994.

    Mr. Denend became a director in June 1993. Mr. Denend is the President and Chief Executive Officer of the Company and has held those positions since June 1993. He was also the Company's Senior Vice President of Products from February 1993 to June 1993. Prior to joining Network General, he was President of Vitalink, a manufacturer of internetworking products, from November 1990 to December 1992. From January 1989 to October 1990, Mr. Denend served in a variety of positions at 3Com Corporation, a global data networking company, most recently as Executive Vice President for Product Operations. Mr. Denend is also a director of Rational Software Inc., McAfee Associates, Inc. and Proxim, Inc.


    Mr. Hootnick became a director of Network General in May 1989. Since June 1996, Mr. Hootnick has served as the President and Chief Executive Officer of Consilium, Inc., a developer and provider of integrated manufacturing execution software and services. From December 1995 through June 1996, Mr. Hootnick served as the Senior Vice President of Finance and Operations of Power Computing Incorporated, a computer hardware company. From May 1995 to November 1995, Mr. Hootnick served as a self-employed consultant. From August 1994 to May 1995, Mr. Hootnick served as the Chief Operations Officer of NetManage, Inc., a software company. From May 1991 to June 1994, Mr. Hootnick served as President and Chief Executive Officer of Maxtor Corporation, a manufacturer of disk drives. He was employed by Intel Corporation from 1973 until 1991, most recently as Senior Vice President. Mr. Hootnick is also a director of Consilium, Inc.


    MEETINGS OF THE BOARD OF DIRECTORS. During the fiscal year ended March 31, 1996, the Board of Directors of the Company held eight (8) meetings. During that period the Audit Committee of the Board held four (4) meetings, the Compensation Committee of the Board held four (4) meetings, the Nominating Committee of the Board held one (1) meeting and the Strategic Issues Committee of the Board held one (1) meeting. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and of the committees of the Board on which such director was serving, since the time the director was elected to the Board.

    The members of the Audit Committee at various times during the fiscal year ended March 31, 1996, were Messrs. Hootnick, Frank, Chance and Gallo. The functions of the Audit Committee include: recommending to the Board, subject to stockholder approval, the retention of independent public accountants; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing the adequacy of accounting and financial controls; reviewing the independence of the Company's independent public accountants; approving all assignments to be performed by the Company's independent public accountants; and instructing the Company's independent public accountants, as deemed appropriate, to undertake special assignments.

    The members of the Compensation Committee at various times during the fiscal year ended March 31, 1996 were Messrs. Hootnick, Frank and Abbe and Ms. Hyland. The Compensation Committee reviews and determines the salary and bonus criteria of all of the Company's officers and awards option grants. For additional information about the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" and "EXECUTIVE COMPENSATION AND OTHER MATTERS" below.


    The members of the Nominating Committee during the fiscal year ended March 31, 1996 were Messrs. Saal, Abbe, Gallo and Denend (ex officio). The Nominating Committee considers and recommends action to the Board regarding nominations to the Board of Directors. Pursuant to the Company's Bylaws, nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors if such nomination is received by the Secretary of the Company not less than 120 calendar days in advance of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of March 31, 1996, as well as a former executive officer of the Company, whose total salary and incentive compensation for the fiscal year ended March 31, 1996 exceeded $100,000, for services in all capacities to the Company, earned during the fiscal years ended March 31, 1996, March 31, 1995, and March 31, 1994:

                           SUMMARY COMPENSATION TABLE


                                                                               LONG TERM
                                                    ANNUAL COMPENSATION       COMPENSATION
                                          FISCAL   ----------------------   ----------------       ALL OTHER
      NAME AND PRINCIPAL POSITION          YEAR    SALARY (1)   BONUS (2)   OPTIONS (SHARES)   COMPENSATION (3)
- - ----------------------------------------  ------   ----------   ---------   ----------------   -----------------
Leslie G. Denend                            1996    $ 300,000   $ 252,883         340,000           $ 7,285
 President and Chief                        1995      265,008     190,598         100,000             7,043
 Executive Officer                          1994      220,292     148,594         400,000(4)          2,936
Richard H. Lewis                            1996      241,973      29,976          50,000            46,705
 Senior Vice President,                     1995      243,113      35,623          46,000            45,863
 Worldwide Field Operations                 1994      177,347      31,595          80,000(5)          9,838
James T. Richardson                         1996      203,000      81,653          50,000            39,658
 Senior Vice President and                  1995      184,808      74,523         170,000            39,032
 Chief Financial Officer                    1994       --          --            --                 --
Michael H. Kremer                           1996      178,000      87,707          60,000             1,100
 Senior Vice President,                     1995      138,333      59,756          56,000             1,251
 Product Development                        1994      100,987      23,653          60,000(6)          1,191
Jill E. Fishbein                            1996      120,000      33,173          10,000             1,969
 Vice President and General                 1995       59,712      --              40,000               719
 Counsel                                    1994       --          --            --                 --
FORMER OFFICER:
Karen J. Willem (7)                         1996      159,478      28,883          25,000             2,136
 Vice President of Worldwide Sales          1995      125,000      46,186          32,000             1,966
 Operations                                 1994      106,046      35,276          23,336             1,800


- - ------------------------
(1) Includes commissions earned for Mr. Lewis of $88,413, $93,113 and $58,597 in fiscal years 1996, 1995 and 1994, respectively, and commissions earned for Ms. Willem of $34,942 in fiscal year 1996.

(2) Bonuses are based on performance. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

(3) Amounts include 401(k) employer matching funds, car allowance, payment for attendance at Presidents Club, relocation expenses and certain living and travel expenses. Mr. Denend's amounts include 401(k) employer matching funds in fiscal 1996, 1995 and 1994 of $1,985, $2,451 and $2,936, respectively, and payments for attendance at Presidents Club in fiscal 1996 and 1995 of $5,300 and $4,592, respectively. Mr. Lewis' amounts include 401(k) employer matching funds in fiscal 1996, 1995 and 1994 of $2,250, $2,295 and $2,273, respectively; car allowance of $4,800 in each of fiscal 1996, 1995 and 1994; payment for attendance at Presidents Club in fiscal 1996, 1995 and 1994 of $4,752, $3,030 and $2,765, respectively; and payment of certain living and travel expenses in fiscal 1996 and 1995 of $34,903 and $35,738, respectively. Mr. Richardson's amounts include 401(k) employer matching funds in fiscal year 1996 and 1995 of $1,574 and $750, respectively; and payment of certain living and travel expenses in fiscal 1996 and 1995 of $38,084 and

    $38,282, respectively. Mr. Kremer's amounts include 401(k) employer matching funds in 1996, 1995 and 1994 of $1,100, $1,251 and $1,191, respectively. Ms.
    Fishbein's amounts include 401(k) employer matching funds in fiscal 1996 and 1995 of $1,969 and $719, respectively. Ms. Willem's amounts include 401(k) employer matching funds in fiscal 1996, 1995 and 1994 of $2,136, $1,966, and $1,900, respectively.

(4) Includes an option to purchase 100,000 shares granted on June 21, 1993, replacing and thus eliminating an option for an identical number of shares granted in fiscal 1993.

(5) Includes an option to purchase 12,000 shares granted on June 21, 1993, replacing and eliminating an option for an identical number of shares granted in fiscal 1993.

(6) Includes an option to purchase 15,000 shares granted on June 21, 1993, replacing and eliminating an option for an identical number of shares granted in fiscal 1993.


(7) On April 28, 1995, Ms. Willem ceased to be an executive officer (Controller) of the Company, but she continues to serve as the Company's Vice President of Worldwide Sales Operations.


STOCK OPTIONS GRANTED DURING THE FISCAL YEAR ENDED MARCH 31, 1996

    The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended March 31, 1996, to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR


                        INDIVIDUAL GRANTS IN LAST FISCAL YEAR
- - -------------------------------------------------------------------------------------
                                                 % OF TOTAL                            POTENTIAL REALIZABLE VALUE AT
                                                   OPTIONS                             ASSUMED ANNUAL RATES OF STOCK
                                                 GRANTED TO                            PRICE APPRECIATION FOR OPTION
                                     OPTIONS      EMPLOYEES                                      TERM (1)
                                     GRANTED      IN FISCAL    EXERCISE    EXPIRATION  -----------------------------
NAME                              (SHARES) (2)      YEAR       PRICE (3)      DATE          5%             10%
- - --------------------------------  -------------  -----------  -----------  ----------  -------------  --------------
Leslie G. Denend................     340,000(4)       10.62%   $   20.00     10/30/05  $   4,276,500  $   10,837,500
Richard H. Lewis................      50,000           1.56        20.00     10/30/05        628,900       1,593,700
James T. Richardson.............      50,000           1.56        20.00     10/30/05        628,900       1,593,700
Michael H. Kremer...............      60,000           1.87        20.00     10/30/05        754,700       1,912,500
Jill E. Fishbein................      10,000           0.31        20.00     10/30/05        125,800         318,700
FORMER OFFICER:
Karen J. Willem.................      25,000           0.78        16.31     12/19/05        256,500         649,900


- - ------------------------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $16.31 in 1996 would yield profits of $26.57 at 5% appreciation over 10 years, or $42.30 per share at 10% appreciation over the same period. One share of stock purchased at $20.00 in 1996 would yield profits of $32.58 at 5% appreciation over 10 years, or $51.87 per share at 10% appreciation over the same period.

(2) Initial grants for new hires and initial grants for new officers generally vest at the rate of one-quarter at the end of one year, and then 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company until fully vested at the end of four years. Subsequent option grants generally vest monthly at a rate of 1/48 per month for each full month of the optionee's continuous employment with the Company until full vested at the end of four years. Under the 1989 Stock Option Plan, the Board retains discretion to modify the terms of outstanding options, subject to the provisions of that plan. For additional information regarding options, see "Employment, Severance and Change in Control Arrangements" below.

(3) All options were granted at market value on the date of grant.

(4) Mr. Denend's options vest over four years, with 100,000 shares vesting on the two-year anniversary of the grant and the remaining 240,000 shares vesting at the rate of 10,000 shares per month over the next two years. Mr. Kremer's option for 50,000 shares vests monthly over four years and his option for 10,000 shares vests on October 30, 1997.

OPTION EXERCISES AND YEAR-END VALUES FOR THE FISCAL YEAR ENDED MARCH 31, 1996

    The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended March 31, 1996, and unexercised options held as of March 31, 1996, by the persons named in the Summary Compensation Table:

                     AGGREGATE OPTION EXERCISES AND FISCAL
                                YEAR-END VALUES

                                                        NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                           SHARES                         OPTIONS AT 3/31/96       MONEY OPTIONS AT 3/31/96 (3)
                         ACQUIRED ON      VALUE      ----------------------------  ----------------------------
NAME                      EXERCISE    REALIZED (1)   EXERCISABLE (2) UNEXERCISABLE EXERCISABLE (2) UNEXERCISABLE
- - -----------------------  -----------  -------------  -------------  -------------  -------------  -------------
Leslie G. Denend.......      60,000   $     830,000      190,416         579,584    $ 2,577,181   $   3,267,195
Richard H. Lewis.......      89,332       1,192,403        6,166         154,502         10,059       1,347,455
James T. Richardson....      60,000         687,250       25,414         134,586        225,704       1,010,546
Michael H. Kremer......      10,000         131,250       35,040         120,960        326,986         771,639
Jill E. Fishbein             --            --             15,206          34,794        148,743         271,257
FORMER OFFICER:
Karen J. Willem........      23,998         269,620        2,228          67,442         12,753         641,395

- - ------------------------
(1) Value realized by the optionee prior to the payment of taxes.

(2) Company stock options granted in fiscal 1996 generally vest over a four year period from the date of grant, and are exercisable only to the extent vested. See also "OPTION GRANTS IN LAST FISCAL YEAR" table and the footnotes thereto.

(3) The value of the unexercised in-the-money options is based on the closing sales price of the Company's Common Stock on March 31, 1996 ($20.00 share).

COMPENSATION OF DIRECTORS

    During the fiscal year ended March 31, 1996, the Company's non-employee directors received $1,000 for each meeting of the Board of Directors they attended, $500 for each committee meeting they attended and a $1,000 per month retainer. Non-employee directors who travel more than four hours to attend Board meetings receive an additional $2,000 per meeting. The Company's non-employee directors also received options under the Company's 1989 Outside Directors Stock Option Plan (the "Directors Plan"). Since November 1, 1993, an option to purchase 40,000 shares of Common Stock has been granted upon a non-employee director's initial eligibility under the Directors Plan, with an additional option to purchase 10,000 shares granted at the completion of each year of service. In addition, Mr. Hootnick also received an additional $5,000 travel fee for attending certain meetings in the United Kingdom, and Mr. Frank and Ms. Hyland were reimbursed for out-of-pocket travel expenses related to Board and Committee meetings. The Company's director who is also an officer of the Company did not receive any compensation for his services as a member of the Board of Directors.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

    Options granted to certain executive officers of Network General under its 1989 Stock Option Plan (the "Option Plan") will become immediately exercisable and vested under certain circumstances, as explained below, upon a "change of control" as defined under the Option Plan. In the event of a transfer of control of Network General, the Board shall provide that the unexercisable and/or unvested portions of any outstanding option shall become immediately exercisable and vested as of a date prior to the transfer of control if the acquiring or successor corporation does not elect to either assume the options or provide substitute options for such outstanding options. Any outstanding options which are not exercised, assumed or replaced will terminate effective as of the date of the transfer of control.

    In April 1994, the Company entered into employment agreements with key executive officers Leslie G. Denend, James T. Richardson and Richard H. Lewis. In August 1995 the Company entered in to a similar employment agreement with Michael H. Kremer. These agreements provide that, in the event the officer is terminated, including a "constructive termination" by demoting or reducing the salary of the officer, within two years after a "change of control" of the Company, the officer would be entitled to continued salary, bonus and commission payments and immediate acceleration of all options to purchase shares of the Company's Common Stock granted to that officer prior to the "change of control." In the event of such termination, Mr. Denend would be entitled to continuation of his salary, bonus and commission payments until the date two years after such termination; the remaining officers would be entitled to such continuation until the date one year after such termination (respectively, the "Severance Periods"). Each such executive would be entitled to continued medical coverage by the Company during the Severance Period, unless the executive is covered by another employer's group health plan.

CERTAIN TRANSACTIONS


    In December 1994, the Company committed to make charitable donations in the amount of one million dollars ($1,000,000) in value of goods, services and grants over three years to the Santa Clara and San Mateo Counties schools in connection with the Smart Valley Challenge 2000. Dr. Saal, Chairman of the Board of Directors, served as President of Smart Valley, Inc. from September 1993 until December 1995. The disinterested directors of the Board unanimously ratified the charitable donation.


CHANGES TO BENEFIT PLANS

    The Company has proposed amendments to increase the number of shares available for issuance under the Company's Purchase Plan, Option Plan and Outside Directors Plan (defined below). The following table sets forth the options that may be granted automatically to nonemployee directors as of March 1991, under the Outside Directors Plan in the fiscal year ending March 31, 1997 and the grants of options under the Option Plan and purchases of shares under the Purchase Plan during the fiscal year ended March 31, 1996 by (1) the persons named in the Summary Compensation Table; (2) all executive officers, as of March 31, 1996, as a group; (3) non-employee directors as a group; and (4) all employees, including all officers who are not executive officers, as a group.

                               NEW PLAN BENEFITS


                                  1989 OUTSIDE DIRECTORS                                       1989 EMPLOYEE
                                  STOCK OPTION PLAN (1)     1989 STOCK PURCHASE PLAN(2)    STOCK OPTION PLAN (3)
                                --------------------------                               --------------------------
                                  EXERCISE                  ---------------------------    EXERCISE
                                    PRICE       NUMBER OF   PURCHASE PRICE   NUMBER OF       PRICE       NUMBER OF
NAME AND PRINCIPAL POSITION       PER SHARE      SHARES       PER SHARE       SHARES       PER SHARE      SHARES
- - ------------------------------  -------------  -----------  --------------  -----------  -------------  -----------
Leslie G. Denend .............       --            --                                      $   20.00       340,000
 President and Chief
 Executive Officer
Richard Lewis ................       --            --                                      $   20.00        50,000
 Senior Vice President
 Worldwide Field Operations
James T. Richardson ..........       --            --                                      $   20.00        50,000
 Senior Vice President
 and Chief Financial Officer
Michael H. Kremer ............       --            --                                      $   20.00        60,000
 Vice President of
 Senior Product Development
Jill E. Fishbein .............       --            --                                      $   20.00        10,000
 Vice President and
 General Counsel
Karen Willem .................                                                             $   16.31        25,000
 Vice President of Worldwide
 Sales Operations
All Executive Officers as a
 Group (10 persons)...........       --            --
All Outside Directors as a
 Group (7 persons)............            (4)          (5)        --            --            --            --
All Non-Executive Officer
 Employees as a Group.........       --            --


- - ------------------------
(1) Only nonemployee directors of the Company are eligible to participate in the Outside Directors Plan.

(2) Only employees of the Company are eligible to participate in the Purchase Plan. Purchases of stock under the Purchase Plan are made at the discretion of participants. Accordingly, future purchases under the Purchase Plan are not determinable. No one purchased an aggregate of five percent or more of the total shares acquired under the Purchase Plan in fiscal 1996.

(3) Only employees, consultants and prospective employees and consultants of the Company are eligible to participate in the Option Plan. Grants of options under the Option Plan are made at the discretion of the Compensation Committee. Accordingly, future grants under the Option Plan are not determinable. No other person received grants aggregating at least five percent of total grants under the Option Plan in fiscal 1996.

(4) Exercise prices are unknown as they are equal to the fair market value of the Common Stock on the date of grant.

(5) Represents automatic annual grants of 10,000 shares each to five nonemployee directors during fiscal 1996 on the anniversary of their appointment or election to the Board of Directors and automatic initial grants of 40,000 each to two non-employee directors upon his election to the Board of Directors. No other person received grants aggregating at least five percent of total grants under the Directors Plan in fiscal 1996.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    At the commencement of fiscal 1996, the Compensation Committee (the "Committee") was composed of three non-employee directors of the Board of Directors, Messrs. Hootnick, Frank and Abbe. In August 1995, the Board reconstituted the Committee to consist of Messrs. Hootnick and Abbe and Ms. Hyland. The Committee is responsible for setting and administering policies governing compensation of executive officers. The Committee reviews the performance and compensation levels for executive officers, and sets salary and bonus levels and makes option grants under the Company's Option Plan.

COMPENSATION POLICIES GENERALLY


    The goals of the Company's executive officer compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align executive officer compensation with the Company's performance and to motivate executive officers to achieve the Company's business objectives. The Company uses salary, participation in the Company's profit sharing plan, executive officer bonuses and stock options to achieve these goals. The Company's Human Resources staff provides the Committee with compensation surveys which are obtained from compensation consultants and other data to enable the Committee to compare the Company's compensation package with that of similarly-sized high technology companies in the Company's geographic area. Beginning Fiscal 1997, the Company has discontinued its profit sharing plan for its Vice Presidents.


DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The Company has considered the amendments to Section 162(m) of the Internal Revenue Code, as amended (the "Code"), and related regulations that restrict the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and each of the four other most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exemption under the statute or regulations. The Committee concluded in June 1994 that it would be advisable to establish certain restrictions on the granting of options under the Option Plan to enable compensation recognized in connection with the exercise of options to qualify for exemption from the deductibility limitation as "performance-based compensation." These restrictions were approved at the 1994 Annual Meeting of Stockholders. The Committee does not believe that other components of the Company's compensation in the aggregate will be likely to exceed $1,000,000 for any executive officer in any year in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for federal income tax deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for such deductibility. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMPONENTS

    Salaries are set for each executive officer with reference to a range of salaries for comparable positions among high technology companies of similar size and location. Annual salary adjustments take into account individual executive officers' achievements during the prior fiscal year towards key Company-wide objectives set annually by the Board of Directors, as well as the executive officers' performance of their individual responsibilities. In fiscal 1994, the Company's sales exceeded $100 million for the first time and sales continued to increase through fiscal 1995 in excess of expectations. As a result, the Compensation Committee in fiscal 1996 targeted executive officer base salaries at approximately 75% of salaries for similar positions among comparable companies with sales of $100 million to $200 million. Consistent with this policy, the Committee approved an increase in the base salary of Leslie G. Denend, its President and Chief Executive Officer, to approach a target of approximately 75% of the highest level of salaries for chief executive officers in similarly-sized high technology companies in the Company's geographic proximity, based on a recently completed survey by the Company's compensation consultants. Because sales revenues are expected to exceed $200 million for the first time in fiscal 1997, the Committee expects that base salaries will increase further as they are to meet similar positions among comparable companies with sales of $200 million to $500 million.

    Cash incentive compensation is provided through participation in the Company's profit sharing plan and the executive bonus plan. In accordance with the Committee's goal to have a substantial overall proportion of executive compensation as variable compensation based on Company performance, variable compensation for executive officers other than the Chief Executive Officer through these plans was targeted in fiscal 1996 at approximately 10% to 30% of executive officer total cash compensation if predetermined corporate targets and objectives were achieved. Mr. Denend's variable compensation was targeted at approximately 43% of total cash compensation if such targets and objectives were achieved The Committee compares the Company's operating profits (excluding profit sharing) to the Company's operating plan semi-annually, and distributes a comparable percentage of a predetermined bonus pool to all employees, including executive officers, through the Company's profit sharing plan.

    The Committee also determines distributions to executive officers under the executive bonus plan on a semi-annual basis. The Committee determines the total amount of the semi-annual bonus with reference to a predetermined bonus pool, with half of the bonus awarded based on the Committee's analysis of the Company's achievement of (i) corporate earnings per share targets, which must exceed the prior fiscal year's earnings per share in order for the executives to be eligible to receive the half of their bonus based on Company performance, and
(ii) Company-wide objectives set annually by the Board of Directors. In fiscal 1996, the primary Company-wide objective was operating profits, with a discretionary award available if the Company's operating profits greatly exceeded the plan. The other half of the bonus pool is based on the achievement of individual officer objectives. The bonuses are allocated among the individual executive officers with reference to responsibilities, performance and goal achievement of individual executive officers. Mr. Denend's primary objectives were for the Company to meet its planned operating profits each quarter and for him to continue to develop and maintain a strategic plan for the Company. During fiscal 1996, the Committee determined that the Company exceeded its corporate targets and Company-wide objectives and the Committee evaluated the achievements of individual officer goals. Consistent with this determination, Mr. Denend received an aggregate 1995 bonus of 120% of his target executive bonus because, in the Committee's determination, Mr. Denend had significant responsibility for the Company's performance and met or exceeded his individual objectives. Bonuses to executive officers under the bonus plan ranged from 114% to 129% of bonuses targeted under the plan.

    The Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. Initial stock option grants to executive officers are subject to four year vesting. The size of the initial grant has been determined with reference to comparable stock option compensation offered by similarly-sized high technology companies for similar positions, the responsibilities and expected future contributions of the executive officer, as well as recruitment considerations. The Committee has awarded thereafter a refresher grant annually. In determining the size of refresher grants the Committee has considered the individual executive officers' performance during the previous fiscal year and expected contributions during the coming year, as well as the relative position and responsibilities of each executive officer and previous option grants to such executive officers. Generally, refresher option grants vest monthly over a four year period from the date of grant, although the vesting of

Mr. Denend's grant is described below and Mr. Kremer's two grants vest as follows: 50,000 shares vest monthly over four years and 10,000 shares vest on October 30, 1997. The Committee believes that refresher options have provided strong incentives for executive officers to remain with the Company.

    In light of this policy, the Committee considered the grant of new stock options to Mr. Denend and concluded that it was advisable to grant Mr. Denend further equity compensation to provide additional strong incentives tied to the Company's performance and stockholder value. Therefore in October 1995, after a review of the average option grant to CEOs of similarly sized companies with similar capitalization, the Committee approved the grant to Mr. Denend of an option to purchase an additional 340,000 shares, subject to four year vesting, with 100,000 shares vesting on the two-year anniversary of the grant and the remaining 240,000 shares vesting at the rate of 10,000 per month over the following 24 months, which the Committee believed would provide Mr. Denend with equity incentives comparable to those of CEOs in similar companies.

EMPLOYMENT AGREEMENTS

    In April 1994, the Committee considered methods to incentivize senior management to maximize stockholder value. The Committee determined that agreements with severance provisions triggered under certain circumstances following a change of control would encourage management to remain with the Company during the negotiation of a merger, providing both the strongest possible negotiating team and strong management to make a successful transition, and would allow management to negotiate the terms of a merger without being distracted by concerns over the loss of their personal livelihood. Accordingly, the Committee authorized the Company to enter into employment agreements with severance provisions with the Chief Executive Officer and certain other executive officers who would be critical in negotiating the terms of any merger and in the transition after a merger. The Company entered into a similar agreement in August 1995 with an additional key executive officer, as ratified by the Committee. See "Employment, Severance and Change in Control Arrangements."

COMPENSATION COMMITTEE

Charles J. Abbe
Laurence R. Hootnick
Janet L. Hyland

                        COMPARISON OF STOCKHOLDER RETURN


    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's ("NGC") Common Stock with the cumulative total return of the Center for Research in Securities Prices ("CRSP") Total Return Index for the Nasdaq Stock Market (U.S. Companies) ("NASDAQ") and the Hambrecht & Quist Index for Technology Companies ("H&Q") for the period commencing on March 31, 1991 (1) and ending on March 31, 1996. (1)


COMPARISON OF CUMULATIVE TOTAL RETURN FROM MARCH 31, 1991 (1) THROUGH MARCH 31,
                                   1996 (2):

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                           03/31/91   03/31/92   03/31/93   03/31/94   03/31/95   03/31/96
Network General Corp.            100        218        140        210        335        471
NASDAQ Stocl Market              100        127        147        158        176        239
Hambrecht & Quist Index          100        118        129        144        185        254
for Technology Companies

                                                        3/31/91 (1)  3/31/92 (1)    3/31/93      3/31/94      3/31/95      3/31/96
                                                        -----------  -----------  -----------  -----------  -----------  -----------
Network General Corp..................................   $     100    $     218    $     140    $     210    $     335    $     471
NASDAQ Stock Market (U.S.)............................   $     100    $     127    $     147    $     158    $     176    $     239
Hambrecht & Quist Index for Technology Companies......   $     100    $     118    $     129    $     144    $     185    $     254

- - ------------------------
(1) The Company's fiscal year ends on March 31. March 29, 1991 was the last trading day in fiscal 1991 and March 29, 1996 was the last trading day in fiscal 1996.

(2) Assumes that $100.00 was invested in the Company's Common Stock and each index on March 31, 1991 at the closing sales price of the Company's Common Stock on March 29, 1991 and each index and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                             ELECTION OF DIRECTORS

    Network General has a classified Board of Directors consisting of three Class I directors (Harry J. Saal, Charles J. Abbe and Howard Frank), three Class II directors (Douglas C. Chance, Janet L. Hyland, and Gregory M. Gallo, and two Class III directors (Leslie G. Denend and Laurence R. Hootnick) who will serve until the annual meetings of stockholders to be held in 1997, 1998 and 1996, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

    The terms of the Class III directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class III directors of the Board of Directors at the meeting. Management's nominees for election by the stockholders to those two positions are Leslie G. Denend and Laurence R. Hootnick, both of whom are current Class III members of the Board of Directors. Please see "INFORMATION ABOUT NETWORK GENERAL -- Management" above for information concerning the nominees. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders in 1999 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Company may designate.

    If a quorum is present and voting, the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

        AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

GENERAL

    The Company's Restated Certificate of Incorporation currently authorizes the issuance of up to fifty million (50,000,000) shares of Common Stock and two million (2,000,000) shares of Preferred Stock. The Board of Directors proposes that the Restated Certificate of Incorporation be amended to increase the number of shares of Common Stock authorized to one hundred million (100,000,000).

    As of May 31, 1996, approximately 46,372,109 shares of the Company's Common Stock were outstanding and approximately 7,195,071 shares of the Company's Common Stock were reserved for issuance upon the exercise of outstanding options and 1,936,445 unissued shares of Common Stock were reserved for issuance under the Company's stock option and stock purchase plans. In order to ensure that sufficient shares of Common Stock will be available for issuance by Network General, the Board of Directors on April 26, 1996 approved, subject to stockholder approval, amending the Company's Certificate of Incorporation to increase the number of shares of such common Stock authorized for issuance from fifty million (50,000,000) to one hundred million (100,000,000). Prior to the annual meeting of the stockholders, the Company will have sufficient authorized stock to issue stock for all vested options, but thereafter the Company will need to increase its authorized stock to cover future vesting of previously granted options. The Board of Directors believes that it is prudent and necessary to increase the authorized Common Stock to ensure that there will be sufficient authorized but unissued Common Stock available for the Company's stock option and stock purchase programs, corporate financing activities, and potential merger and acquisition activities.

    If the proposed amendment is approved by the stockholders, the first paragraph of Article Fourth of Network General's Certificate of Incorporation will be amended to read as follows:

       "This Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock and Common Stock. The total number of shares of Preferred Stock this Corporation shall have authority to issue is two million

       (2,000,000), par value one cent ($.01) per share, and the total number of shares of Common Stock this Corporation shall have authority to issue is one hundred million (100,000,000), par value one cent ($.01) per share."

    The additional shares of Common Stock to be authorized pursuant to the proposed amendment will have a par value of $.01 per share and be of the same class of Common Stock as is currently authorized under the Certificate of Incorporation. There are no outstanding preemptive rights relating to such additional shares of Common Stock and the Board of Directors has no plans to grant such rights with respect to any such shares. After the amendment of the Certificate of Incorporation contemplated by this proposal, the Board of Directors does not plan to seek stockholder approval in connection with any particular issuance of the newly authorized shares unless required under applicable law or otherwise deemed necessary or advisable by the Board. The issuance of such newly authorized shares may reduce the voting power of holders of Network General Common Stock and could have the effect of delaying, deferring, or preventing a change in control of Network General. Further, the issuance of newly authorized shares would dilute the ownership interest of holders of Network General Common Stock. However, Network General does not have any current intentions, plans, arrangements, commitments or understandings to issue any shares of its capital stock except in connection with its existing stock option and purchase plans and as stock dividends to holders of outstanding stock.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum at the Special Meeting of Stockholders. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal.

    The Board believes that the proposed amendment to the Certificate of Incorporation is in the best interests of the Company and the Stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND NETWORK GENERAL'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE BY NETWORK GENERAL FROM 50,000,000 TO 100,000,000.

            APPROVAL OF AMENDMENT TO THE NETWORK GENERAL CORPORATION
                             1989 STOCK OPTION PLAN

INTRODUCTION

    The Company's Board of Directors and stockholders adopted and approved the Network General Corporation 1989 Stock Option Plan the ("Option Plan") in February 1989 and August 1989, respectively, and subsequent amendments thereto from time to time. Currently, a maximum of 14,000,000 shares of Common Stock may be issued under the Option Plan. Of that number, as of May 31, 1996, 5,672,242 options to purchase shares had been exercised, 6,770,029 options to purchase shares were outstanding, and 1,550,729 shares remained available for future grants. To provide an adequate reserve of shares for continued operation of the Option Plan, the Board of Directors has amended the plan, subject approval by the stockholders, to increase the maximum aggregate number of shares of Common Stock issuable under the Option Plan by 2,000,000 to a total of 16,000,000 shares.

    The Option Plan is intended to assist the Company in the recruitment, retention and motivation of employees and consultants through the grant of options to purchase Common Stock, generally at a price equal to its market value on the date the option is granted. The Company's continued employment growth and need for highly qualified personnel, combined with the increased competition for the limited supply of qualified personnel, make the Option Plan essential to the Company's ability to recruit and retain its key employees and consultants. The Board of Directors believes that an adequate reserve of shares available for issuance under the Option Plan is necessary to enable it to compete successfully with other companies to secure and retain valuable personnel and to assist in aligning their long-term interests with those of the stockholders.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN

    The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which will be made available to any stockholder upon written request.

    The Option Plan is administered by the Board of Directors and/or a duly appointed committee of the Board of Directors (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Options granted under the Option Plan may be either incentive stock options or nonqualified stock options. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

    All employees (including officers and directors who are employees) and consultants or other independent contractors of the Company and its present or future parent and/or subsidiary corporations are eligible to participate in the Option Plan. As of May 31, 1996, approximately 720 employees, including 14 executive officers and consultants, were eligible to participate in the Option Plan.

    As amended, the maximum aggregate number of shares of the Common Stock of the Company that may be issued upon the exercise of options granted pursuant to the Option Plan is 16,000,000 shares (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, reclassifications, or like changes in the capital structure of the Company). Such shares may be authorized but unissued shares or treasury shares of Common Stock. To the extent that any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant. The Option Plan provides that no employee may be granted in any fiscal year options to purchase in excess of 600,000 shares, except new employees may be granted options for up to 1,200,000 shares (such limits to be subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, combinations, reclassifications or like changes in the capital structure of the Company). This limit on the maximum number of shares for which options may be granted in any fiscal year is intended to qualify all ordinary income recognized by certain executive officers of the Company in connection with options granted under the Option Plan for full deductibility by the Company for federal income tax purposes. All options must be granted, if at all, not later than February 2, 1999.

    Options granted under the Option Plan must have an exercise price equal to at least 100% of the fair market value of the Common Stock of the Company, as determined by the Board, on the date of grant. However, any option granted under the Option Plan to an optionee who at the time of grant owns stock comprising more than 10% of the total combined voting power or value of all classes of the Company's stock or that of its subsidiaries (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of the Common Stock of the Company, as determined by the Board, on the date of the grant. Notwithstanding the foregoing, options may be granted under the Option Plan with exercise prices less than the above stated minimums if such options are granted pursuant to an assumption or substitution for another option in a manner qualifying under section 424(a) of the Code. As of May 31, 1996, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $23.75 per share.

    The Option Plan authorizes payment of the exercise price of an option (1) in cash, by check, or by cash equivalent, (2) by tender of shares of Common Stock of the Company which (a) have a value, as determined by the Board (but without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the exercise price and (b) have been owned by the optionee for more than six months or were not acquired either directly or indirectly from the Company, (3) by the optionee's recourse promissory note, (4) by assignment acceptable to the Company of the proceeds of a sale of some or all of the shares being acquired through exercise of an option, or (5) by any combination of such methods. However, the Board may at any time grant options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price and/or which otherwise restrict one or more forms of consideration.

    Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with the Company. However, the Board is also authorized to grant options that are exercisable immediately on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of service or if the optionee attempts to transfer any unvested shares. The maximum term of an option granted under the Option Plan is ten years, except that an option granted to a Ten Percent Stockholder may have a maximum term of five years. During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

    If an optionee ceases to be an employee or consultant of the Company for any reason, except death or disability, the optionee may generally exercise his or her option (to the extent exercisable on the date of termination) within three months after the date of termination, but in any event not later than the termination of the option. In the event of termination due to death or disability, an optionee (or his or her legal representative) may generally exercise the option (to the extent exercisable on the date of the termination) within 12 months after the date of termination, but in any event not later than the termination of the option.

    The Option Plan defines a "Transfer of Control" as (i) a sale or exchange by the stockholders of all or substantially all of the Company's voting stock, (ii) a merger in which the Company is a party, or (iii) the sale, exchange or transfer (including pursuant to a liquidation or dissolution) of all or substantially all of the assets of the Company wherein, upon any such event, the stockholders of the Company before such event do not retain direct or indirect beneficial ownership of at least a majority of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred. In the event of a Transfer of Control, the surviving, continuing, successor, or purchasing corporation, as the case may be (the "Acquiring Corporation"), shall either assume the rights and obligations of the Company under outstanding options or substitute therefore options to purchase the Acquiring Corporation's stock. However, if the Acquiring Corporation elects not to assume or substitute new options for options outstanding under the Option Plan in connection with a Transfer of Control described in (ii) or (iii) above, then the Option Plan requires the Board to provide that any unexercisable or unvested option will be immediately exercisable and vested in full as of a date prior to the Transfer of Control. Any outstanding options that are not exercised, assumed or replaced will terminate effective as of the date of the Transfer of Control.

    The Board may terminate or amend the Option Plan at any time; provided, however, that without stockholder approval, the Board may not amend the Option Plan to increase the maximum aggregate number of shares issuable pursuant to the Option Plan or to change the class of persons eligible to receive options under the Option Plan.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

    The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

    INCENTIVE STOCK OPTIONS. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonqualified Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

    The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonqualified Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

    NONQUALIFIED STOCK OPTIONS. Options not designated or qualifying as incentive stock options will be nonqualified stock options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. "Broker non-votes," on the other hand, will have no effect on the outcome of this vote.

    The Board believes that the proposed amendment to the Option Plan is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE TO 16,000,000 THE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE OPTION PLAN.

            APPROVAL OF AMENDMENT TO THE NETWORK GENERAL CORPORATION
                       1989 EMPLOYEE STOCK PURCHASE PLAN

    The Network General Corporation 1989 Employee Stock Purchase Plan (the "Purchase Plan") provides for the purchase of the Company's Common Stock by employees of the Company. The Board of Directors and stockholders adopted and approved the Purchase Plan in December 1988 and August 1989, respectively, and subsequent amendments thereto from time to time. Currently, a maximum of 1,400,000 shares of Common Stock may be issued to eligible employees pursuant to the Purchase Plan. Of that number, as of May 31, 1996 a total of 1,054,284 shares had been issued under the Purchase Plan and 345,716 shares remained available for future purchase. To provide an adequate reserve of shares for continued operation of the Purchase Plan, the Board of Directors has amended the plan, subject approval by the stockholders, to increase the maximum aggregate number of shares of Common Stock issuable under the Purchase Plan by 100,000 to a total of 1,500,000 shares.

    The Board of Directors believes that the Purchase Plan is an important factor in attracting and retaining qualified employees essential to the success of the Company and that an adequate reserve of shares available for issuance under the Purchase Plan is therefore in the best interests of the Company and the stockholders.

SUMMARY OF PROVISIONS OF THE PURCHASE PLAN, AS AMENDED

    The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which will be made available to any stockholders upon written request.

    The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.

    The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.

    As amended, an aggregate of up to 1,500,000 of the authorized but unissued or treasury shares of the Company's Common Stock may be issued upon the exercise of Purchase Rights under the Purchase Plan, subject to adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

    Any employee of the Company and its subsidiary corporations, including any officer or director who is also an employee, is eligible to participate in the Purchase Plan, as long as that employee has been continuously employed by the Company for at least one month and is customarily employed by the Company for at least five months in any calendar year and for at least 20 hours per week. No person who owns or holds options to purchase or who, as a result of participation in the Purchase Plan, would own or hold options to purchase 5% or more of the Common Stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the Purchase Plan. As of May 31, 1996, approximately 720 employees, including 14 executive officers, were eligible to participate in the Purchase Plan.

    The Purchase Plan permits eligible employees to purchase shares of Common Stock of the Company through payroll withholding. Generally, each offering of Common Stock under the Purchase Plan is for a period of six months (an "Offering Period"), and a new Offering Period commences on February 1 and August 1 of each year. However, the Purchase Plan authorizes the Board to establish a different term or different beginning or ending dates for one or more Offerings. Generally, participants in the Purchase Plan purchase shares on the last day of the Offering Period (a "Purchase Date").

    The purchase price of shares acquired in any Offering Period under the Purchase Plan is set by the Board; provided, however, that the purchase price will generally be, and cannot be less than, 85% of the lesser of (a) the fair market value of the shares on the first day of the Offering Period (the "Offering Date") or (b) the fair market value of the shares on the Purchase Date. As of May 31, 1996, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $23.75 per share.

    Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the start of the Offering. A participating employee's payroll withholding may not exceed 10% of that employee's compensation during any pay period. No participant may purchase more than 5,000 shares during any Offering Period or shares with a fair market value (determined on the first day of the Offering Period) exceeding $25,000 for each calendar year in which the participant participates in the Purchase Plan. Generally, upon termination of participation in the Purchase Plan, all amounts withheld on behalf of an employee for a current Offering Period are refunded to the employee. No interest is paid on amounts withheld.

    The Purchase Plan provides that in the event of a Transfer of Control, the Board will either provide that each participant's Purchase Right will be fully exercisable to the extent of the participant's accumulated payroll deductions for the Offering Period as of a date prior to the Transfer of Control or arrange with the Acquiring Corporation to assume the Company's rights and obligations under the Purchase Plan. Any Purchase Rights that are not assumed or exercised prior to the Transfer of Control will terminate.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE PLAN

    The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

    Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

    If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

    A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Both long-term and short-term capital gains are at present generally subject to the same tax rates as ordinary income, except that long-term capital gains are currently subject to a maximum tax rate of 28%.

    If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. "Broker non-votes," on the other hand, will have no effect on the outcome of this vote.

    The Board of Directors believes that the proposed amendment to the Purchase Plan is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE TO 1,500,000 THE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE PURCHASE PLAN.

            APPROVAL OF AMENDMENT TO THE NETWORK GENERAL CORPORATION
                    1989 OUTSIDE DIRECTORS STOCK OPTION PLAN

INTRODUCTION

    The Board and stockholders adopted and approved the Network General Corporation 1989 Outside Directors Stock Option Plan (the "Directors Plan") in April 1989 and August 1989, respectively, and subsequent amendments thereto from time to time. The Directors Plan provides for the automatic grant of nonqualified stock options to directors of the Company who are not employees of the Company. Currently, a maximum of 920,000 shares of the Company's Common Stock may be issued under the Directors Plan. Of that number, as of May 31, 1996 options to purchase 470,000 shares had been exercised, options to purchase 410,000 shares were outstanding, and 40,000 shares remained available for future automatic grants under the Directors Plan.

    The Board believes that an adequate reserve of shares available for issuance under the Directors Plan is an important factor in attracting and retaining qualified directors essential to the success of the Company and in aligning their long-term interests with those of the Stockholders. Accordingly, subject to approval by the stockholders, the Board adopted an amendment to the Directors Plan to increase the maximum aggregate number of shares of Common Stock issuable under the Directors Plan by 100,000 to a total of 1,020,000 shares.

SUMMARY OF THE PROVISIONS OF THE DIRECTORS PLAN, AS AMENDED

    The following summary of the Directors Plan is qualified in its entirety by the specific language of the Directors Plan, a copy of which will be made available to any stockholder upon written request.

    The Directors Plan provides for the automatic grant of nonqualified stock options to nonemployee directors of the Company and is intended to qualify as a "formula plan" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. While the Directors Plan is intended to operate automatically without discretionary administration, to the extent administration is necessary, it will be performed by the Board or a duly appointed committee of the Board. However, the Board has no discretion to select the nonemployee directors of the Company who are granted options under the Directors Plan, to set the exercise price of such options, to determine the number of shares for which or the time at which particular options are granted or to establish the duration of such options. The Board is authorized to interpret the Directors Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Directors Plan or any option.

    As amended, a maximum of 1,020,000 shares of the authorized but unissued shares or treasury shares of the Common Stock of the Company may be issued upon the exercise of options granted under the Directors Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Directors Plan, to the terms of the automatic option grants described below, and to outstanding options. To the extent that any outstanding option under the Directors Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the plan and become available for future grants. All options must be granted, if at all, not later than April 6, 1999.

    Only directors of the Company who are not employees of the Company or any present or future parent and/or subsidiary corporations of the Company (the "Outside Directors") are eligible to participate in the Directors Plan. Currently, the Company has seven Outside Directors. The Directors Plan provides that each Outside Director upon initial election to the Board will receive an automatic one-time grant of an option to purchase 40,000 shares. Each Outside Director is automatically granted an additional option to purchase 10,000 shares on each anniversary of his or her initial grant.

    The exercise price of any option granted under the Directors Plan must equal the fair market value, as determined pursuant to the plan, of a share of the Company's Common Stock on the date of grant. Generally, the fair market value of the Common Stock will be the closing price per share on the date of grant as reported on the Nasdaq National Market. No option granted under the Directors Plan is exercisable after the expiration of 10 years after the date such option is granted, subject to earlier termination in the event the optionee's service with the Company ceases or in the event of a Transfer of Control of the Company, as discussed below. Initial options granted under the Directors Plan become exercisable cumulatively in installments of 1/4 on the first anniversary of the date of grant and 1/48 per month thereafter subject to the continued service of the optionee. Annual options become exercisable cumulatively in installments of 1/12 per month commencing three years after the date of grant subject to the continued service of the optionee.

    Options may be exercised by payment of the exercise price in cash, by check or in cash equivalent. During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of the descent and distribution. Options expire 10 years after the date of grant.

    If an optionee ceases to be a director of the Company for any reason, except death or disability, the optionee may exercise his or her options (to the extent exercisable on the date of termination) within three months after the date of termination, but in any event not later than the date of termination of the option. If an optionee ceases to be a director of the Company due to death or disability, the optionee (or his or her legal representative) may exercise the option (to the extent exercisable on the date of termination) within six months after the date of termination, but in any event not later than the date of termination of the option. The portion of an option which is unexercisable as of the date of termination will be canceled.

    The Directors Plan provides that in the event of a Transfer of Control, any unexercisable or unvested portions of the outstanding options will become immediately exercisable and vested in full as of a date prior to the Transfer of Control. Any options not exercised prior to a Transfer of Control will terminate effective as of the date of the Transfer of Control.

    The Board may terminate or amend the Directors Plan at any time; provided, however, that without stockholder approval, the Board of Directors may not amend the Directors Plan to increase the number of shares reserved for issuance pursuant to the Directors Plan or to change the class of persons eligible to receive options under the Directors Plan; and provided further, that the provisions of the Directors Plan addressing eligibility to participate in the plan and the amount, price and timing of grants of options may not be amended more than once every six months, other than to comport to changes in the Code, or the rules thereunder. No amendment of the Directors Plan may adversely affect an outstanding option without the consent of the optionee.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS PLAN

    For a description of the United States federal income tax consequences under current law of nonqualified stock options granted under the Directors Plan, please see the discussion above under "APPROVAL OF AMENDMENT TO THE NETWORK GENERAL CORPORATION 1989 STOCK OPTION PLAN -- Summary of Federal Income Tax Consequences of the Option Plan."

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. "Broker non-votes" will have no effect on the outcome of this vote.

    The Board of Directors believes that the proposed amendment of the Directors Plan is in the best interests of the Company and stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THIS PROPOSAL TO INCREASE TO 1,020,000 THE MAXIMUM NUMBER OF SHARES RESERVED ISSUABLE UNDER THE DIRECTORS PLAN.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors of the Company has selected Arthur Andersen LLP as the independent public accountants to audit the financial statements of the Company for the fiscal year ending March 31, 1997. Arthur Andersen LLP has acted in such capacity since its appointment in fiscal year 1987. A representative of Arthur Andersen LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

    The affirmative vote of a majority of the votes cast at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1997.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING


    Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 4200 Bohannon Drive, Menlo Park, California 94025, no later than March 7, 1997, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.


                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                                          [SIG]
                                          JILL E. FISHBEIN
                                          SECRETARY


July 9, 1996

                           NETWORK GENERAL CORPORATION
                              4200 BOHANNON DRIVE
                             MENLO PARK, CA 94025

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Leslie G. Denend and James T. Richardson as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Network General Corporation held of record by the undersigned on June 17, 1996, at the Annual Meeting of Stockholders to be held on August 9, 1996, or any adjournment thereof.

                  (Continued and to be signed on reverse side.)




                                                                   See Reverse
                                                                       Side
- - -------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                                  PLEASE MARK
                                                             /X/  YOUR CHOICES
                                                                  LIKE THIS

         ---------------------      --------------------
            ACCOUNT NUMBER                 COMMON


Item 1.  ELECTION OF CLASS III DIRECTORS

         Leslie G. Denend
         Laurence R. Hootnick

         / / FOR nominees listed              / / WITHHOLD AUTHORITY
             below (except as                     to vote for nominees
             designated in the blank              listed below
             spaces hereof)

(INSTRUCTION: To withhold authority to vote for nominee, write nominee's name in the space provided below)


- - ------------------------------------------------------------------------------


- - ------------------------------------------------------------------------------

2. TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED TO BE ISSUED TO ONE HUNDRED MILLION (100,000,000) FROM FIFTY MILLION (50,000,000).

    / / FOR                     / / AGAINST                  / / ABSTAIN


3. TO AMEND THE COMPANY'S 1989 STOCK OPTION PLAN TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK THEREUNDER FROM 14,000,000 TO 16,000,000.

    / / FOR                     / / AGAINST                  / / ABSTAIN


4. TO AMEND THE COMPANY'S 1989 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK THEREUNDER FROM 1,400,000 TO 1,500,000.

    / / FOR                     / / AGAINST                  / / ABSTAIN


5. TO AMEND THE COMPANY'S 1989 OUTSIDE DIRECTORS STOCK OPTION PLAN TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK ISSUABLE THEREUNDER FROM 920,000 TO 1,020,000.

    / / FOR                     / / AGAINST                  / / ABSTAIN


6. TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1997.

    / / FOR                     / / AGAINST                  / / ABSTAIN


7. AT THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


Please sign exactly as name appears to the left. When shares are held in joint tenancy, all of such persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                  CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                  ---------------------------------------------
                                  Signature


                                  ---------------------------------------------
                                  Signature if held jointly


                                  Dated:                       , 1996
                                        -----------------------


This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is taken this proxy will be voted for Proposals 1, 2, 3, 4, 5 and 6.


- - -------------------------------------------------------------------------------
                               FOLD AND DETACH HERE